Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282632
October 30, 2024

SIDUS SPACE



Investor Presentation

October 2024

Forward-Looking Statements

This presentation contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this presentation and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward- looking events discussed in this presentation and other statements made from time to time by us or our representatives might not occur. See other factors described more fully in the section entitled ‘Risk Factors’ in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2023, in the registration statement of Form S-1 (No. 333-282632) filed with the Securities Exchange Commission on October 15, 2024, and other periodic reports filed with the Securities and Exchange Commission. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Free Writing Prospectus

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

Global Space Economy



Earth Observation and Remote Sensing

Imagery, Methane Gas Detection, Maritime Tracking



Communications

Broadband Internet, Entertainment, Military

The space economy is going from niche to ubiquitous, creating value for multiple industries and solutions to many of the world's most pressing challenges[3]

$1.8 Trillion

Global Space Economy is estimated to be worth $1.8 Trillion by 2035, growing from $630 billion in 2023[3]

26,104

SmallSats expected to be launched in the next decade[2]

$76.3 Billion

The SmallSat manufacturing market is expected to grow 268% in the next decade[2]

$7.6 Billion

The Global market for commercial Earth Observation data and services is expected to reach $7.6 billion by 2032[1]

1. Brycetech Smallsats by the Number 2024, March 2024
2. Prospects for the Small Satellite Market, Euroconsult 9th Edition, July 2023.
3. Mckinsey & Company Space: The $1.8 Trillion Opportunity for Global Economic Growth, April 2024

Markets: **Multiple High Value Satellite Data Markets**

COMMERCIAL EARTH OBSERVATION DATA AND SERVICES $7.6 BILLION BY 2032[1]





Agriculture/Forestry			Climate Intelligence		
$575M Est. (2021)	→	$860M Proj. (2031)	$135M Est.(2021)	→	$595M Proj. (2031)





Energy/Mining			Maritime		
$450M Est. 2021)	→	$575M Proj. (2031)	$100M Est. (2021)	→	$195M Proj. (2031)

COMMERCIAL SPACE DATA & ANALYTICS FOR U.S. DEFENSE & INTELLIGENCE

- Shift from military / government agencies to commercial sector
- Seeking actionable intelligence, not imagery and raw data









PRIORITY MISSION AREAS FOR NEW COMMERCIAL INTEGRATION

- Tactical Surveillance
- Reconnaissance and Tracking
- Space-Based Environmental Monitoring
- Positioning, Navigation, and Timing
- Space Access, Mobility, and Logistics
- Continued Integration of Commercial Capabilities: Satellite Communication, Launch, and Space Domain Awareness

1.Euroconsult, Earth Observation Data & Services Market, 16th edition;
2.Sidus Space - Strategic Market Study | TerraWatch Space July 2023

Company Overview

SIDUS SPACE

SUPPORTING THE UPSTREAM AND DOWNSTREAM ECONOMIC MULTIPLIERS FOR SPACE

- Building space infrastructure to facilitate **Bringing Space Down to Earth™** for everyone
- Enabling a **future-ready foundation** for the new space economy

A SPACE MISSION ENABLER PROVIDING FLEXIBLE, COST-EFFECTIVE SOLUTIONS

- Custom Satellite Design
- Payload Hosting & Mission Management
- AI Enhanced, Space-based Sensor Data Solutions
- Space and Defense Manufacturing

We deliver mission solutions for:

- Government
- Defense
- Intelligence
- Commercial Markets

Sidus Space: **Offerings and Products**



SOLUTIONS

GLOBAL DATA COLLECTION

- Automated Identification System (AIS)
- Visible Light Imaging
- Multispectral Imaging (MSI) <10m
- Space Situational Awareness

ARTIFICIAL INTELLIGENCE

- FeatherEdge
- On-Board Space-Based Data and Insights



SERVICES

MANUFACTURING

- Engineering and Design Services
- Precision Machining
- Harness Fabrication
- Assembly and Test

TECHNOLOGY HOSTING

- Hosted Payloads

FULL-STACK SPACE SERVICES



PLATFORMS

LIZZIESAT™ (Gen 1: LS1-3)

- Multi-mission satellite for a multi-mission micro constellation

LIZZIESAT-XL (Gen 2: LS4+)

- Upgraded VPX Technology for Next Generation Communication

LUNAR-LIZZIE

- Expanded battery capacity and atomic clock for precise and accurate clocking


SS0001-00070-002
SIDUS SPACE

PRODUCTS

- Command & Data Handling VPX System including OBC/GPU
- Reusable Flight Software
- Flight Computer Simulator Software
- AI Software, Firmware and Hardware
- Printed Circuit Board for GPS, Radio, Microcontrollers

Sidus Space: **Key Customers and Differentiators**

SIDUS SPACE

KEY SPACE CUSTOMERS

AIRBUS

eutelsat ONEWEB eutelsat GROUP

L3HARRIS

LOCKHEED MARTIN

NASA

BLUE ORIGIN

SPACEX

Space Experience and Flight Heritage

13+ Years Of Industry-leading, High-quality Commercial, Military, And Government Manufacturing Experience

Organizational Simplicity and Lean Operations Facilitate Flexibility, Speed To Delivery and Low Overhead

Smart Vertical Integration of All Manufacturing, Engineering and Assembly

Innovative Hardware, Software and Service Offerings with Multiple Patents

Multi-material 3D Printing Technology for Fabrication of Complex Satellite Bus and Parts

Simultaneous Multi-Sensor Data Collection

First-time Success with On-Orbit Asset – **Track LizzieSat-1 in real-time at** Orbtrack.org

Single Platform Enabling Multiple Space Service Capabilities

Integrated AI/ML Edge Compute Capability For On-orbit Processing

Owned And Operated Micro Constellation For Data-as-a-Service

Full Stack Space Services Including State-of The-Art, Fully Operational Mission Control Center

Growing Pipeline, Diverse Revenue Streams, High Margins, Capabilities Across LEO, Lunar, Mars, And Beyond

US founded and based on Florida's Space Coast.
Headquarters: Merritt Island, FL
Manufacturing: Cape Canaveral, FL

AS9100D Aerospace Certified, International Traffic In Arms Regulations (ITAR), ITU/FCC/NOAA

Our Leadership Team: **Innovation on the Shoulders of Space Heritage**

SIDUS SPACE



CRAIG TECHNOLOGIES

DEPARTMENT OF THE NAVY • UNITED STATES OF AMERICA

Carol Craig

CHIEF EXECUTIVE OFFICER AND FOUNDER



SIERRA SPACE

BLUE ORIGIN

NASA

John Curry

DIRECTOR OF FLIGHT OPERATIONS



CRAIG TECHNOLOGIES

florida today

GANNETT

Mark Mikolajczyk

DIRECTOR OF OPERATIONS



MyMD PHARMACEUTICALS

ProPhase LABS

intellicheck

Bill White

CHIEF FINANCIAL OFFICER



CRAIG TECHNOLOGIES

USA United Space Alliance

CDE

Rich Kube

DIRECTOR OF PRODUCTION



CIELO

The Bank of Tampa

HARRIS

John Roy

DIRECTOR OF HUMAN RESOURCES

LizzieSat™: **LS-1 Successfully Deployed from Transporter 10 Mission on March 4, 2024**

3D-PRINTED, AI-ENHANCED

- Space-rated Technology Readiness Level-9 composite 3D printed satellite structure
- **100-400kg, 5-7 Year Mission Life**
- Multi-mission capable with simultaneous multi-sensor data collection
- Superior unit economics
- **FeatherEdge™ AI** delivering near real-time, actionable data transmission
- Multispectral, AIS, Optical and other sensors for **multiple industries and sectors**
- Multiple multi-mission satellites in production with signed contracts for data and technology integration
- Physical infrastructure capacity to manufacture multiple satellites per month
- **Multi-year, multi-launch** rideshare contract with SpaceX



Solutions: **AI Enhanced, Space Based Data-as-a-Service**

Diverse Sensor Array

- Automated Identification System (AIS)
- Visible Light Imaging
- Multispectral Imaging (MSI) <10m

Industry Leading Economics

- Subscription-based Annual Recurring Revenue (ARR) with high margins
- Targeting Gross Margin of ~75%
- Targeted 100 GB of data/day/satellite
- Data acquisition cost: $.02/MB. Market data pricing range: $.40/MB - $1.00/MB[1]

High Growth Potential

- Multiple contracts in place for AI and data
- Ability to generate additional data contracts post launch



1. Sidus internal analysis based on projections and management estimates

Sidus Space Solutions: **LizzieSAT™**

Multiple multi-mission satellites in production that provide multiple solutions and revenue options
Signed contracts in place for both for data and technology integration

Customized satellite design using LizzieSat™

LizzieSat™ Data as a Service

- ✓ Subscription based model with multiple price tiers based on span of data accessed: archived, standard data, enhanced data (combining data from multiple sensors), priority data (within 60 seconds of acquisition)
- ✓ High margins – multiple sensors can collect data simultaneously and data can be resold to multiple customers for multiple missions
- ✓ Applicable to multiple customers including government (climate change, environmental disasters), defense (border security), and commercial (insurance)

LizzieSat™-1
- AIS sensor
- Multi-spectral Ag
- Multi-spectral Methane
- Visual spectrum sensor
- AIS+spectral on-orbit processing

NASA ASTRA payload

LAUNCHED

LizzieSat™-2
- AIS sensor
- <10m Visual spectrum sensor
- Multi-spectral Methane
- AIS+spectral on-orbit processing

HEO Holmes Imager

AWAITING LAUNCH
Q4 2024

LizzieSat™-3
- AIS sensor
- <10m Visual spectrum sensor
- Multi-spectral Methane
- AIS+spectral on-orbit processing

HEO Holmes Imager

IN PRODUCTION
Q1 2025

LizzieSat™-4
- Advanced Sensor 1
- Advanced Sensor 2
- Advanced Sensor 3
- AIS sensor
- AIS+spectral on-orbit processing

IN PRODUCTION

LizzieSat™-5
- Advanced Sensor 1
- Advanced Sensor 2
- Advanced Sensor 3
- AIS sensor
- AIS+spectral on-orbit processing

APPROVED FCC LICENSE

FeatherEdge: **Actual On-Orbit AI Processing of Imagery**



Test (unprocessed)
Light-colored pixels correspond to areas with active fire



True to Fire Pixels
Machine Vision Model Prediction



Sidus Accurately Recognizes Fires On Orbit

Significance of Results

- Real results from on-orbit image processing
- Confirms high accuracy of fire detection with the right sensors on orbit
- Allows hosting of 3rd Party algorithms

Test Results

- Algorithm Accuracy: 98%
- Processing time: 5 milliseconds

Advantages for Customers

- Real-time delivery of actionable Earth Observation insights
- Receive only the data needed, in the format needed, to take action as defined by the customer

Satellite Manufacturing: **Smart Vertical Integration**


Mazak


SIDUS

Bespoke Satellite Design, Manufacturing and Operations

» Scalable and streamlined manufacturing - flexible and shorter production cycles

» Existing, proven infrastructure

» Space qualified commercial off-the-shelf (COTS) components

» Flexible technology integration

» Controlled products and services quality

» Lower costs

» Full Stack Space Services Including State-of The-Art, Fully Operational Mission Control Center

Customers and Projects: **Current and Past**

SIDUS SPACE

- Targeting ~35% Industry Standard Gross Margin
- 13+ Years industry-leading, high-quality commercial, military and government manufacturing experience
- Space qualification experience, existing customer pipeline, and major U.S. Space program heritage
- 35,000 Sq. Ft. Operations and Manufacturing facilities located in Cape Canaveral, Florida
- AS9100D Aerospace certified, International Traffic in Arms Regulations (ITAR) registered
- Multi-disciplinary engineering services
- Complex space hardware production, assembly and test
- Smart Vertical Integration

OUR JOURNEY AND EXPERTISE POWERS **SPACE EXPLORATION AND DISCOVERY**



ARTEMIS SLS



ORION



LUNAR TERRAIN VEHICLE



DREAMCHASER



THE INTERNATIONAL SPACE STATION



LUNAR ORBITAL GATEWAY

AAR · AIRBUS · BECHTEL · BLUE ORIGIN · BOEING · CACI EVER VIGILANT · Collins Aerospace · U.S. Department of Defense · Dynetics A Leidos Company

eutelsat ONEWEB · INTUITIVE MACHINES · ISS U.S. NATIONAL LABORATORY · Jacobs · L3HARRIS · LOCKHEED MARTIN · MAXAR · Nanoracks Voyager · NASA

NORTHROP GRUMMAN · PARSONS · RTX · SIERRA SPACE · SPACEX · TELEDYNE MARINE Everywhereyoulook · TNO innovation for life · ULA

Financial: **Overview**

Statement of Operations				
	Six Months Ended June 30		Years Ended December 31	
(in thousands)	**2024**	**2023**	**2023**	**2022**
Revenues	$1,978	$3,634	$5,963	$7,293
Cost of Revenue	$(2,735)	$(2,231)	$(4,321)	$(5,855)
Gross Profit (Loss)	**$(757)**	**$1,404**	**$1,641**	**$1,438**
Gross Margin	(38%)	39%	28%	20%
Total Operating Expenses	$6,702	$7,103	$14,167	$13,482
Other Income (Expenses)	$(487)	$(1,244)	$(1,803)	$(796)
Net Loss	**$(7,947)**	**$(6,943)**	**$(14,328)**	**$(12,840)**

Capitalization Table	
Class A Stock	4,081,344
Class B Stock[1]	100,000
Options (WAEP: $11.58)	64,552
Warrants (WAEP: $8.94)[2]	260,213
Fully Diluted Shares Outstanding	4,506,109

Balance Sheet Data (in thousands)	**As of June 30, 2024**
Total Cash	$1,444
Working Capital	$(432)
Current Assets	$8,303
Current Liabilities	$8,736
Total Stockholders' Equity	$13,104

1. The rights of the holders of Class A stock and Class B stock are identical, except with respect to voting rights. Each share of Class A stock is entitled to one vote. Each share of Class B stock is entitled to ten votes and is convertible at any time into one share of Class A common stock
2. 94,568 of the warrants are subject to anti-dilution adjustment if the offering price is below $3.89

Revenue Pipeline/Backlog: **LEO, Lunar and Beyond**

Recurring Customer Revenue and Opportunities

- NASA
- L3Harris Technologies
- Dynetics, a Leidos Company
- Bechtel National
- Bechtel Plant Machinery Inc
- Lockheed Martin
- Eutelsat OneWeb
- Collins Aerospace
- SpaceX
- Blue Origin

Multi-year Contracts in LEO/Lunar

- SLS/Artemis - Universal Stage Adapter (USA)
- NGA Research Development
- Lunar Terrain Vehicle Services





Revenue Pipeline Supports Strong Growth Outlook

- >30 Active Customers in multiple divisions
- ~ $100 Million Pipeline[1]
- Multiple recurring customers – strong follow-on business and contract value growth
- Growing pipeline
- Diverse mix of revenue opportunities throughout all divisions

1. Sidus internal analysis based on sales pursuits and management estimates

SIDU: **Unique Opportunity to Invest in the Emerging Space Ecosystem**

SIDUS SPACE


T+01:18:07
TRANSPORTER-10

Near-term High Growth Opportunity

- First LizzieSat successfully deployed on Transporter 10 in March 2024
- Multiple LizzieSats planned for on-orbit operations by 2026. Our Multi-launch agreement with SpaceX enables a steady launch cadence over the next several years
- Scaled and predictable growth plan



Heritage and Innovation

- Experienced leadership team
- Recognized innovation with 12 patents issued and 12 pending
- Highly skilled, forward-thinking operations and engineering teams
- Proven track record of on-orbit delivery and mission success
- Focused on revenue growth and profitability



Multiple High-Margin Revenue Streams

- Space-Based Data Solutions
- Satellite Manufacturing and Technology Integration
- Mission Planning and Management Operations
- AI/ML Products and Services
- Space and Defense Hardware Manufacturing


Contact Us for
More Information

Investor Relations

BILL WHITE, CHIEF FINANCIAL OFFICER
T: 321.450.5633 (option 1)
INVESTORRELATIONS@SIDUSSPACE.COM

Transfer Agent

PACIFIC STOCK TRANSFER COMPANY
6725 VIA AUSTI PKWY SUITE 300
LAS VEGAS, NV 89119
T: 702.361.3033 x 111

SIDUS SPACE®